Exhibit 3.71

CERTIFICATE OF FORMATION

OF

NEWFOUND INVESTMENT PARTNERS LLC

1. The name of the limited liability company is Newfound Investment Partners LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 27th day of December, 2010.

By:	/s/ Catherine D. Ledyard

Name:	Catherine D. Ledyard
Title:	Authorized Person

STATE OF DELAWARE

WAIVER OF REQUIREMENT

FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fess was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is NEWFOUND INVESTMENT PARTNERS LLC.

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Jill Cilmi
Authorized Person

Name:	Jill Cilmi, Authorized Person
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